As filed with the Securities and Exchange Commission on January 11, 1999

                                                Registration No.
                                                                ----------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                       PALOMAR MEDICAL TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   04-3128178
                      ------------------------------------
                      (IRS employer identification number)

     45 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421-3102 (781) 676-7300
     ----------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Sarah Burgess Reed
                                 General Counsel
                       Palomar Medical Technologies, Inc.
                               45 Hartwell Avenue
                       Lexington, Massachusetts 02421-3102
                                 (781) 676-7300
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:


from time to time after the effective date of this Registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
______________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------- ----------------- -------------------- ----------------- ---------------------
        Title of Shares            Amount to be         Proposed            Proposed
       to be Registered             Registered           Maximum            Maximum            Amount of
                                                     Offering Price        Aggregate          Registration
                                                        Per Share        Offering Price           Fee
-------------------------------- ----------------- -------------------- ----------------- ---------------------
Common  Stock,  par value  $.01     3,000,000          $.84375(2)        $2,531,250(2)           $767(2)
per share.
-------------------------------- ----------------- -------------------- ----------------- ---------------------
Common  Stock,  par value  $.01     3,000,000           $3.00(2)         $9,000,000(2)         $2,727(2)
per share.
-------------------------------- ----------------- -------------------- ----------------- ---------------------


(1) Consists of (i) 3,000,000 shares of common stock and (ii) 3,000,000 shares of common stock issuable upon exercise of warrants, all of which were issued in connection with a Securities Purchase Agreement dated July 24, 1998 and are exercisable at prices and terms described in the Description of Capital Stock and Warrants section of the Prospectus.



(2) Estimated solely for purposes of calculation of the fee. The fee for the warrants is estimated pursuant to Rule 457(g) under the Act on the basis of the exercise price. The fee for the common stock is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the high and low sale prices reported on the Nasdaq SmallCap Market on January 8, 1999. The Registrant has previously paid the aggregate filing fee of $3,594.


         Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such common stock as may become issuable or to prevent dilution resulting from stock splits, stock dividends or similar transactions as set forth in the terms of the warrants referred to above.


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 11, 1999

                                   PROSPECTUS

                       PALOMAR MEDICAL TECHNOLOGIES, INC.

                        6,000,000 shares of common stock
                                 consisting of:

                    (i) 3,000,000 shares of common stock and


         (ii) 3,000,000 shares of common stock issuable upon exercise of common stock purchase warrants.



         This prospectus relates to the offer and sale of 6,000,000 shares of common stock of Palomar Medical Technologies, Inc., a Delaware corporation, consisting of: (i) 3,000,000 shares of common stock and (ii) 3,000,000 shares of common stock issuable upon the exercise of certain common stock purchase warrants, all of which were issued in connection with a Securities Purchase Agreement dated July 24, 1998. All of the shares being registered may be offered and sold from time to time by certain of our stockholders. (See "Selling Stockholders" and "Plan of Distribution.") We will not receive any proceeds from the sale of such shares, other than the $9,000,000 representing the exercise price of the warrants. We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments which such selling stockholders may be required to make in respect of such liabilities.



         Our common stock, $.01 par value per share, is listed on the National Association of Securities Dealers Automated Quotation System and traded on the Nasdaq SmallCap Market under the symbol "PMTI." The last reported bid price of our common stock on the Nasdaq SmallCap Market on January 8, 1999 was $.8125 per share.


AN INVESTMENT IN THESE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS/RISK FACTORS" BEGINNING ON PAGE 8.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


JANUARY 11, 1998.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. IN THIS
PROSPECTUS, REFERENCES TO "WE," "US" AND "OUR" REFER TO PALOMAR MEDICAL TECHNOLOGIES, INC. AND ITS SUBSIDIARIES.

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary............................................................5
Disclosure Regarding Forward-Looking Statements/Risk Factors .................8
Selling Stockholders ........................................................12
Use of Proceeds..............................................................13
Plan of Distribution ........................................................13
Experts......................................................................13
Legal Matters................................................................14
Material Changes.............................................................14
Where You Can Find More Information .........................................19
Disclosure of Commission Position on Indemnification.........................20


         It is anticipated that the selling stockholders will pay usual and customary brokerage fees on the sale of the common stock registered in this prospectus. We will pay the other expenses of this offering. The offer of shares of common stock by the selling stockholders as described in this prospectus is referred to as the "OFFERING."



---------------------------- -------------------------- ---------------------------- ----------------------------
                                  PRICE TO PUBLIC       Underwriting Discounts and      Proceeds to Issuer or
                                                                Commissions                 Other Persons
---------------------------- -------------------------- ---------------------------- ----------------------------
Per Unit.....................          .8125(1)                     0(2)                     $.8125(1)(3)
Total.......................         $4,875,000(1)                  0(2)                   $4,875,000(1)(3)
---------------------------- -------------------------- ---------------------------- ----------------------------

(1) Based on the closing bid price of the Company's common stock as reported on the Nasdaq SmallCap Market on January 8, 1999.

(2) None, to the Company's knowledge.

(3) Less usual and customary brokerage fees.

               The date of this Prospectus is ____________, 1999.

                               PROSPECTUS SUMMARY

         Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Disclosure Regarding Forward-Looking Statements/Risk Factors" and the information incorporated by reference, before deciding to invest in shares offered by this prospectus.

                                   THE COMPANY

BACKGROUND..................    The Company was organized to design, manufacture
                                and market lasers,  delivery systems and related
                                disposable   products   for   use   in   medical
                                procedures.  After a period of rapid  growth and
                                expansion in which we acquired and invested in a
                                number of businesses, many of which were outside
                                our core  laser  business,  within the last year
                                and  a  half  we  have  refocused  on  our  core
                                competency    and   divested    those   non-core
                                subsidiaries and investments. At this point in time, our exclusive focus is laser hair removal and research and development relating to that and other cosmetic laser products. In addition to manufacturing lasers for hair removal, as a small part of our operations we place our lasers in clinical and cosmetic settings, and receive in exchange a share of the revenue generated from the laser hair removal procedures.

OUR PRODUCTS................    We have three  lasers that have been  cleared by
                                the FDA for hair  removal in  addition  to other
                                dermatological  applications.   The  first,  our
                                EpiLaser(R)hair removal system, is based in part
                                on ruby laser technology originally developed in
                                our corporate  headquarters in Massachusetts for
                                tattoo and pigmented  lesion removal.  (We still
                                manufacture and sell in small quantities a laser
                                cleared  by the FDA for the  removal  of tattoos
                                and benign  pigmented  lesions.) The EpiLaser(R)
                                is   specifically   configured   to  allow   the
                                appropriate   wavelength,   energy   and   pulse
                                duration to be  delivered  to the hair  follicle
                                without energy being absorbed by the surrounding
                                tissue. That delivery method,  combined with our
                                patented  cooling  handpiece,  allows  safe  and
                                effective hair removal.  The  EpiLaser(R)is  the
                                only hair  removal  laser on the market that has
                                been  cleared  by the  FDA for  "permanent  hair
                                reduction"    labeling.     The    EpiLaser(R)is
                                manufactured    at    our     headquarters    in
                                Massachusetts.

                                Our second FDA cleared hair removal laser, the LightSheer(TM) diode hair removal laser, is based on diode technology developed at our Star Medical Technologies, Inc. subsidiary in California. The LightSheer(TM) is manufactured at Star, In California. The LightSheer(TM) is the only diode-based haIr removal product on the market that has FDA clearance.

PENDING SALE OF STAR........    The laser diode stacking  technology used in the
                                LightSheer(TM)   laser  has  wide   applications
                                across a variety of  commercial,  industrial and
                                medical lasers, applications which Palomar, as a
                                narrowly  focused  cosmetic laser company,  does
                                not  utilize.  This  technology,   however,  has
                                enormous value to our exclusive distributor, Coherent, Inc. (also located in California) which does manufacture a wide variety of lasers

                                - medical, commercial and industrial. As a result, Coherent has entered into an agreement with us to buy Star for $65 million in cash. The sale must still be approved by our stockholders and by the Federal Trade Commission, and thus we expect that it may take an additional two to three months to consummate the transaction. As part of the deal, Coherent has agreed to pay us an ongoing 7.5% royalty on future sales of its hair removal lasers. Thus, although the LightSheer(TM)diode laser will no longer be in the Palomar family of products after the sale of Star, Palomar will continue to receive an ongoing royalty on sales of that product.

OUR FUTURE STRATEGY.........    Assuming   the  sale  of  Star  to  Coherent  is
                                completed,  we will continue to manufacture  and
                                develop  cosmetic  lasers  at our  Massachusetts
                                facility. We have recently introduced our second
                                generation ruby laser, the E2000(TM),  a product
                                which We  anticipate  will be  superior  to hair
                                removal  lasers  currently  on the  market  in a
                                number   of   respects,   including   speed  and
                                efficacy.   We  will   consider   a  number   of
                                alternatives   with   respect   to  our   future
                                products, including manufacturing them ourselves
                                and  selling  them   directly   and/or   through
                                distributors or (as in the case of Star) selling the product line and/or technology to others. We will continue to choose the alternative in each case which we believe best maximizes long-term shareholder value. If Star is sold to Coherent, Coherent will continue to act as a distributor of our products, but on a non-exclusive basis.

                                Our core research and development also takes place in Massachusetts, under the guidance of a team of scientists who work closely with our partners at Massachusetts General Hospital and the Institute of Fine Mechanics and Optics Laser Center in St. Petersburg, Russia. Among our research and development goals in the field of laser hair removal is to design systems that 1) permit more rapid treatment of large areas, 2) have high gross margins, and 3) are lower cost, thus addressing broader markets. We are also seeking to develop products that address dermatology and cosmetic procedures markets other than hair removal.

                                To enhance shareholder value and increase revenues, we will also consider licensing our intellectual property (in particular, the patents licensed exclusively to us by Massachusetts General Hospital under which we practice our proprietary method of skin cooling and hair removal), selling intellectual property rights that we do not intend to exploit, and mergers, acquisitions or other transactions.

                                  THE OFFERING

SECURITIES OFFERED..........    6,000,000  shares of our common stock,  $.01 par
                                value per  share.  The  actual  number of shares
                                offered by this prospectus,  and included in the
                                registration  statement of which this prospectus
                                is a part,  includes such  additional  shares of
                                common stock as may be issuable by reason of any
                                stock   split,   stock   dividend   or   similar
                                transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933.


OFFERING PRICE..............    All or part of the shares  offered hereby may be
                                sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.



USE OF PROCEEDS.............    We will receive no part of the proceeds from the
                                sale   of  the   shares   registered   in   this
                                registration    statement,    other   than   the
                                $9,000,000 representing the exercise price of the warrants.



SELLING STOCKHOLDERS........    The shares may be offered  for sale from time to
                                time by the selling stockholders specified under the caption "selling stockholders."


NASDAQ TRADING SYMBOL.......    PMTI

          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS/RISK FACTORS

        An investment in shares of our common stock is risky. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including information incorporated by reference, before purchasing shares offered by this prospectus.

        Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations, (2) contain projections of our future operating results or financial conditions or (3) state other "forward-looking" information. We believe it is important to communicate certain of our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. In such case, the trading price of our commons tock could decline and you could lose all or part of your investment.

WE MAY NOT BE ABLE TO CLOSE THE SALE OF OUR STAR MEDICAL TECHNOLOGIES, INC. SUBSIDIARY


        We have recently signed an agreement with Coherent, Inc. in which Coherent has agreed to buy our Star Medical Technologies, Inc. subsidiary for 65 million dollars in cash. The sale must be approved by stockholders holding a majority of the shares of our outstanding common stock, and is subject to regulatory approval and other standard closing conditions. We may not receive a sufficient number of stockholder votes to approve the transaction, or the transaction may fail to close for other reasons. Our future operating plan is now to a great extent dependant on completing the sale, in that it will provide us with the money necessary to finance our future operations, including research and product development.


WE MAY BE DELISTED FROM NASDAQ

        We have been notified by the Nasdaq Stock Market that for continued listing on the Nasdaq SmallCap Market we must meet Nasdaq's minimum bid price of $1.00 per share. Because our stock price fell below $1.00 for a 30 day trading period between August 28 and October 9, 1998, it is now subject to delisting. Nasdaq informed us that we have until January 13, 1999 to regain compliance with the $1.00 minimum bid price requirement We have not and will not be able to regain compliance before that date. However, we have requested a hearing and have been informed that the delisting of our common stock will be stayed during the pendency of our appeal. To regain compliance with the minimum bid price requirement, we plan to ask our stockholders to approve a ten-for-one reverse split of our common stock. However, there can be no assurance that we would secure stockholder approval for any reverse split, or that, even if stockholder approval is obtained, a reverse split will enable us to regain compliance with the minimum bid price requirement in time to prevent delisting. The delisting of our common stock would likely reduce the liquidity of our common stock and our ability to raise capital. If our common stock is delisted from the Nasdaq SmallCap Market, it will likely be quoted on the "pink sheets" maintained by the National Quotation Bureau, Inc. or Nasdaq's OTC Bulletin Board. These listings can make trading more difficult for stockholders. In addition, a reverse split itself could adversely impact the market price of our common stock.

WE WILL CONTINUE TO BE DEPENDENT ON COHERENT IF WE DO NOT SELL STAR

        Under our sales agency agreement with Coherent, which will remain in effect until November, 2001 if we do not sell Star to Coherent, Coherent receives a marketing and sales commission, based on the end-user price, for each of our lasers that it sells. If Coherent remains as our exclusive distributor because we do not close the Star sale, Coherent may not be successful in distributing our lasers or may not give sufficient priority to marketing our products. In addition, Coherent may develop, market and manufacture its own lasers that incorporate our proprietary technology and compete with our lasers, in which case it must pay us a royalty on such sales. Under our agreement, if we are unable (as defined in the agreement) or unwilling to manufacture the cosmetic laser products to be distributed by Coherent, then we must license to Coherent the technology necessary to make such products.

WE NEED TO DEVELOP NEW PRODUCTS

        We face rapidly changing technology and continuing improvements in cosmetic laser technology. In order to be successful, we must continue to make significant investments in research and development in order to (a) develop in a timely and cost-effective manner new products that meet changing market demands,
(b) enhance existing products and (c) achieve market acceptance for such products. We have in the past experienced delays in developing new products and enhancing existing products. If we sell our Star subsidiary, our future revenue will be entirely dependent on sales of newly introduced products. Although we have recently introduced a new hair removal laser, it may not achieve market acceptance or generate sufficient margins. In addition, the market for this type of hair removal laser may already be saturated. At present, broad market acceptance of laser hair removal is critical to our success. We need to diversify our product line by developing cosmetic laser products other than hair removal lasers.

WE FACE INTENSE COMPETITION FROM COMPANIES WITH SUPERIOR FINANCIAL, MARKETING AND OTHER RESOURCES

        The laser hair removal industry is highly competitive and is characterized by the frequent introduction of new products. We compete in the development, manufacture, marketing and servicing of hair removal lasers with numerous other companies, many of which have substantially greater financial, marketing and other resources than we do. As a result, some of our competitors are able to sell hair removal lasers at prices significantly below the prices at which we sell our hair removal lasers. In addition, if and when we sell Star, our current distributor, Coherent, one of the largest and best financed laser companies, will become our competitor, and we will have to find new ways to distribute our products. Our laser products also face competition from alternative medical products and procedures, such as electrolysis and waxing, among others. We may not be able to differentiate our products from the products of our competitors, and customers may not consider our products to be superior to competing products or medical procedures, especially if competitive products and procedures are offered at lower prices. Our competitors may develop products or new technologies that make our products obsolete or less competitive.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

        Our operating results are difficult to predict and may fluctuate significantly from quarter to quarter, especially if we sell our Star subsidiary. Almost all of our revenues in our most recent quarter were attributable to sales of the LightSheer(TM) diode laser manufactured by Star. If our operating results fall belOw the expectations of investors or public market analysts, the price of our common stock could fall dramatically.

WE MAY NEED TO SECURE ADDITIONAL FINANCING, AND OUR AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS GOING CONCERN

        We have a history of losses. As a result, the report of our independent public accountants in connection with our Consolidated Balance Sheets as of December 31, 1997 and 1996, and the related Consolidated Statements of Operations, Stockholders' Equity (Deficit) and Cash Flows for the three years ended December 31, 1997 includes an explanatory paragraph stating that our recurring losses, working capital deficiency and stockholders' deficit raises substantial doubts about our ability to continue as a going concern. If we do not sell our Star subsidiary, we may have to secure additional financing to complete our research and development activities, commercialize our current and proposed cosmetic laser products, and fund ongoing operations. We may also determine, depending upon the opportunities available, to seek additional debt or equity financing to fund the costs of acquisitions or expansion. To the extent that we finance an acquisition with a combination of cash and equity securities, any such issuance of equity securities could result in dilution to the interests of our stockholders. Additionally, to the extent that we incur indebtedness to fund increased levels of accounts receivable or to finance the acquisition of capital equipment or issues debt securities in connection with any acquisition, we will be subject to risks associated with incurring substantial additional indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

WE ARE SUBJECT TO NUMEROUS GOVERNMENT REGULATIONS

        We are subject to regulation in the United States and abroad. Failure to comply with applicable regulatory requirements can result in fines, denial or suspension of approvals, seizures or recall of products, operating restrictions and criminal prosecutions. All laser medical devices are subject to FDA regulations regulating clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, we must obtain clearance from the FDA. Compliance with the FDA clearance process is expensive and time-consuming, and there is no assurance that we will be able to obtain such clearances timely or at all. The FDA also imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, good manufacturing practices, record keeping and reporting requirements. In order to be sold outside the United States, our products are subject to FDA permit requirements that are conditioned upon clearance by the importing country's appropriate regulatory authorities. Many countries also require that imported products comply with their own or international electrical and safety standards. Additional approvals may be required in other countries.

WE ARE DEPENDENT ON THIRD PARTY RESEARCHERS

        We are substantially dependent upon third party researchers, over whom we do not have absolute control, to satisfactorily conduct and complete research on our behalf and to grant us favorable licensing terms for products which they may develop. At present, our principal research partner is the Wellman Labs at Massachusetts General Hospital. We provide research funding, laser technology and optics know-how in return for licensing agreements with respect to specific medical applications and patents. Our success will be highly dependent upon the results of the research, and there can be no assurance that such research agreements will provide us with marketable products in the future or that any of the products developed under these agreements will be profitable for us.

OUR COMMON STOCK COULD BE FURTHER DILUTED AS THE RESULT OF OUR ISSUING CONVERTIBLE SECURITIES, WARRANTS AND OPTIONS

        In the past, we have issued convertible securities (such as debentures and preferred stock) and warrants in order to raise money. We have also issued options and warrants as compensation for services and incentive compensation for our employees and directors. We have a substantial number of shares of common stock reserved for issuance upon the conversion and/or exercise of these securities. The issuance of any such additional convertible securities, options and warrants could affect the rights of the holders of common shares, and could reduce the market price of the common shares.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS

        We face an inherent business risk of financial exposure to product liability claims in the event that use of our products results in personal injury. Our products are and will continue to be designed with numerous safety features, but it is possible that patients could be adversely affected by use of one of our products. Further, in the event that any of our products prove to be defective, we may be required to recall and redesign such products. Although we have not experienced any material losses due to product liability claims to date, there can be no assurance that we will not experience such losses in the future.

OUR PROPRIETARY TECHNOLOGY IS SUBJECT TO LIMITED PROTECTIONS

        Our business could be materially and adversely affected if we are not able to protect adequately our proprietary intellectual property rights. We rely on a combination of patent, trademark and trade secret laws, license and confidentiality agreements to protect our proprietary rights. We generally enter into non-disclosure agreements with our employees and customers and restrict access to, and distribution of, our proprietary information. Nevertheless, we may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors also may independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our services and products do not infringe on the intellectual property rights of others, we cannot prevent someone else from asserting a claim against us in the future for violating their intellectual property rights. In addition, costly and time consuming litigation may be necessary to enforce patents issued or licensed exclusively to us, to protect our trade secrets and/or know-how or to determine the enforceability, scope and validity of others' intellectual property rights.

OUR PRODUCTS, SERVICES AND SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

        Many existing computer systems and software applications use only two digits to identify a year in the date field. These systems and applications were designed and developed without considering the impact of the upcoming change in the century. If not corrected, year 2000 problems may cause many computer applications to fail or create erroneous results for calculations involving years after 1999.

        We are using internal resources to identify, correct or reprogram, and test our systems for year 2000 compliance. We currently are evaluating the readiness of those of our internal systems that are business-critical. We consider hardware, software, systems, technologies and applications to be "business-critical" if a failure would either have a material adverse impact on our business or involve a safety risk to our employees or customers. We have reviewed certain of our internal systems and future system plans to assess year 2000 compliance. We expect that our internal system development plans will address the year 2000 issue and will correct any existing non-compliant systems without the need to accelerate the overall information systems implementation plans. Our business would be adversely affected if there are unidentified dependencies on internal systems to operate the business, or if any required modifications are not completed on a timely basis or are more costly to implement than currently anticipated. We are in the process of assessing the year 2000 compliance costs; based on information to date (excluding the possible impact of vendor systems), we do not believe that it will have a material effect on our earnings.

        In addition, there can be no assurance that the systems of other companies on which our systems rely will also be converted in a timely manner or that any such failure to convert by another company would not have an adverse effect on our systems.

OUR ANTI-TAKEOVER PROVISIONS MAY DISCOURAGE POTENTIAL TAKEOVER ATTEMPTS

        Certain provisions of our Second Restated Certificate of Incorporation and Delaware law could be used by our incumbent management to make it more difficult for a third party to acquire control of us, even if the change in control might be beneficial to our stockholders. This could discourage potential takeover attempts and could adversely affect the market price of our common stock.

        In particular, we may issue preferred stock in the future without stockholder approval, upon terms determined by our board of directors. The rights of holders of our common stock would be subject to, and may be adversely affected by, the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock.

                              SELLING STOCKHOLDERS


         All of the shares of common stock are being sold by the selling stockholders identified in the following table (including the footnotes). The table lists, in each case as of December 22, 1998:

         1.       the name of each selling stockholder;

         2. the number of shares each selling stockholder beneficially owns;

         3. how many shares of common stock the selling stockholder may resell under this prospectus; and

         4.       assuming each selling  stockholder  sells all the share listed next to its name, the number of shares each selling stockholder will beneficially own after completion of the offering.



         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the notes to the following table, we believe that the selling stockholders listed below have sole voting power and investment power over the shares beneficially held by them, subject to community property laws where applicable. To the best of our knowledge, except as stated in this prospectus, the selling stockholders have not held any office or maintained any material relationship with us or any of our predecessors or affiliates over the past three years. The selling stockholders may reduce the number of shares offered for sale or decline to sell any or all of the shares registered in the prospectus


         No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock.


                                                    Number                   Number              Shares to be
                                            of Shares Beneficially             of              Beneficially Owned
                                                 Owned Prior                 Shares            After Offering If
Selling                                         to Offering(1)               Offered            All Shares Sold
STOCKHOLDERS                             NUMBER            PERCENT                           NUMBER        PERCENT
-------------------------------------------------------------------------------------------------------------------
Rockside Foundation(2)                  9,330,800           13.5%           3,600,000      5,730,800         8.3%
c/o Woodlawn Foundation, Inc.
524 North Avenue
New Rochelle, NY  10801

Mark T. Smith(3)                        9,330,800           13.5%           2,400,000      6,930,800        10.0%
5090 Warwick Tr.
Pittsburgh, PA  15213
-------------------------------------------------------------------------------------------------------------------


1. Under the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days by exercising options or warrants are counted as outstanding for the purpose of computing the ownership of such individual or group. Percentage of beneficial ownership is based on 69,265,003 shares of common stock outstanding as of January 8, 1999.



2. Based on information provided in Amendment No. 1 to a Schedule 13D, filed on December 22, 1998. Includes 3,922,200 shares beneficially owned with respect to which the Rockside Foundation shares voting and dispositive power with four other individuals and entities. Also includes 3,000,000 shares of common stock beneficially owned which may be acquired within 60 days upon the exercise of warrants.

3. Based on information provided in Amendment No. 1 to a Schedule 13D, filed on December 22, 1998. Includes 6,288,900 shares beneficially owned with respect to which Mark T. Smith shares voting and dispositive power with four other individuals and entities. Also includes 3,000,000 shares of common stock beneficially owned which may be acquired within 60 days upon the exercise of warrants.


                                 USE OF PROCEEDS


         The common stock is being sold by the selling stockholders for their own accounts, and we will not receive any of the proceeds from the sale of the selling stockholders' common stock or warrants other than $9,000,000 representing the exercise price of the warrants.


                              PLAN OF DISTRIBUTION


         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may from time to time offer shares of our common stock registered in this registration statement, depending on market conditions and other factors, in one or more transactions on Nasdaq or other securities exchanges on which our common stock is traded, in the over the counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The selling stockholders also may sell such shares through the sale and exercise of warrants. Common stock may be offered in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers.


         Sales of common stock may involve:

         - sales to underwriters who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale;

         - block transactions in which the broker or dealer so engaged may sell shares as agent or principal;

         - purchases by a broker or dealer as principal who resells the shares for its account;

         - an exchange distribution in accordance with the rules of any such exchange;

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         - privately negotiated sales, which may include sales directly to institutions.


         Brokers and dealers will receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of our common stock in respect of transactions described above (other than privately negotiated sales). The selling stockholders and any broker or dealer that participates in the distribution of common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of our common stock positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event the selling stockholders engage an underwriter in connection with the sale of our common stock, to the extent required, a prospectus supplement will be distributed, which will set forth the number of shares of common stock being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.



         In addition, the selling stockholders may, from time to time, sell shares in transactions under Rule 144 promulgated under the Securities Act.


         Certain of the underwriters, brokers, dealers or agents and their associates may engage in transactions with and perform other services for Palomar in the ordinary course of their business.

                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this registration statement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in accounting and auditing. Reference is made to that report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

                                  LEGAL MATTERS

         Our General Counsel has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                MATERIAL CHANGES

         INTRODUCTION TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                          AS OF SEPTEMBER 30, 1998 AND
          PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR
         THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1998


         On December 7, 1998, we entered into an Agreement and Plan of Reorganization to sell all of the issued and outstanding shares of common stock of our majority-owned Star subsidiary to Coherent for $65,000,000 in cash. Assuming that certain options to purchase 625,507 shares of Star's common stock at exercise prices ranging from $2.50 to $19.00 per share are exercised, we will own 82.46% of Star. Under the terms of this transaction, we will receive gross proceeds of approximately $54,000,000. We anticipate that we will receive net proceeds of approximately $48,825,000. This amount reflects transaction costs of approximately $600,000, income taxes of approximately $2,500,000, costs associated with the repurchase of Coherent's EpiLaser inventory of $1,125,000 and an earnout bonus of $950,000 for the employees of Star based on the attainment of certain production milestones through the date of closing.



         The accompanying pro forma consolidated condensed balance sheet as of September 30, 1998 assumes that Coherent purchased Star on the last reported balance sheet date, September 30, 1998. The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which actually would have been reported had the disposition occurred as assumed, or which may be presented in the future.


         The accompanying pro forma consolidated condensed Statements of Operations for the year ended December 31, 1997 and nine months ended September 30, 1998 assume the sale of Star took place on December 31, 1996, immediately before the fiscal year presented. The pro forma consolidated condensed statements of operations do not include the effect of the gain from our sale of Star to Coherent.

         The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the sale of Star occurred as assumed, or which may be reported in the future.

         The accompanying pro forma consolidated condensed financial statements should be read in conjunction with the historical financial statements and related notes thereto for Palomar.

               PALOMAR MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998

                                            Historical                                     Pro Forma
                                           Consolidated         Star                   Other Adjustments              Pro Forma
                                          ---------------  ----------------      ------------------------------     --------------
ASSETS                                                           (a)

CURRENT ASSETS:

 Cash and cash equivalents                    $2,665,686        $(565,395)   (b)  $ 48,070,092      $               $
                                                                                                             -         50,170,383
 Marketable securities                            15,944                 -                   -               -             15,944
 Accounts receivable, net                      5,901,131       (5,209,070)                   -               -            692,061
 Inventories, net                              4,117,425       (2,740,453)                   -               -          1,376,972
 Escrow amount due from Coherent, Inc.                 -                 -   (c)     3,254,908               -          3,254,908
 Other current assets                          1,358,886          (26,395)                   -               -          1,332,491
                                          ---------------  ----------------      --------------    ------------     --------------
     Total current assets                     14,059,072       (8,541,313)          51,325,000               -         56,842,759
                                          ---------------  ----------------      --------------    ------------     --------------

PROPERTY AND EQUIPMENT, AT COST, NET           3,517,716         (844,262)                   -               -          2,673,454
                                          ---------------  ----------------      --------------    ------------     --------------

OTHER
ASSETS:

 Cost in excess of net assets acquired,        1,850,574         (904,024)                   -               -            946,550
 net

 Deferred financing costs                         99,167                 -                   -               -             99,167
 Other noncurrent assets                         160,642          (18,190)                   -               -            142,452
                                          ---------------  ----------------      --------------    ------------     --------------
     Total other assets                        2,110,383         (922,214)                   -               -          1,188,169
                                          ---------------  ----------------      --------------    ------------     --------------

                                            $ 19,687,171     $(10,307,789)         $51,325,000     $         -         60,704,382
                                          ===============  ================      ==============    ============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

 Current portion of long-term debt            $5,765,486      $(4,000,000)         $                $                $  1,765,486
 Accounts payable                              3,009,978       (1,848,502)                   -               -          1,161,476
 Accrued expenses                             10,652,657       (2,600,238)                   - (d)   2,500,000         10,552,419
 Current portion of deferred revenue           1,181,213                 -                   -               -          1,181,213
                                          ---------------  ----------------      --------------    ------------     --------------
     Total current liabilities                20,609,334       (8,448,740)                   -       2,500,000         14,660,594
                                          ---------------  ----------------      --------------    ------------     --------------

NET LIABILITIES OF DISCONTINUED
OPERATIONS                                    1,687,079                  -                   -               -          1,687,079
                                          ---------------  ----------------      --------------    ------------     --------------

LONG-TERM DEBT, NET OF CURRENT PORTION         3,173,542                 -                   -               -          3,173,542
                                          ---------------  ----------------      --------------    ------------     --------------

DEFERRED REVENUE, NET OF CURRENT PORTION       1,120,000                 -                   -               -          1,120,000
                                          ---------------  ----------------      --------------    ------------     --------------

INTERCOMPANY PAYABLE                                   -      (14,282,944)                   - (e)  14,282,944                  -
                                          ---------------  ----------------      --------------    ------------     --------------

STOCKHOLDERS' EQUITY
(DEFICIT):

 Preferred stock, $.01 par value-                     75                 -                   -               -                 75
 Common stock, $.01 par value-                   693,493       (2,220,000)                   - (e)   2,220,000            693,493
 Additional paid-in capital                  160,634,871       (1,874,823)                   - (e)   1,874,823        160,634,871
 Accumulated deficit                        (166,592,364)      16,518,718    (e)    16,518,718      46,965,951      (119,626,413)
                                                                                               (f)
 Less: Treasury stock- (345,000 shares
     at cost)                                 (1,638,859)               -                    -               -        (1,638,859)
                                          ---------------  ----------------      --------------    ------------     --------------
     Total stockholders' equity
     (deficit)                                (6,902,784)      12,423,895           16,518,718      51,060,774        40,063,167
                                          ---------------  ----------------      --------------    ------------     --------------

                                            $ 19,687,171     $(10,307,789)         $16,518,718     $67,843,718       $ 60,704,382
                                          ===============  ================      ==============    ============     ==============

               PALOMAR MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)

                                                Historical                              Pro Forma
                                               Consolidated          Star           Other Adjustments          Pro Forma
                                              ----------------  ---------------   ----------------------    ----------------
                                                                     (g)
REVENUES                                         $ 20,994,546     $  (394,000)      $                 -       $   20,600,546

COST OF REVENUES                                   20,055,963        (180,000)                        -           19,875,963
                                              ----------------  ---------------   ----------------------    -----------------

       Gross margin                                   938,583        (214,000)                        -              724,583
                                              ----------------  ---------------   ----------------------    -----------------

OPERATING EXPENSES

       Research and development                    11,990,332      (8,402,000)                4,000,000  (h)       7,588,332
       Sales and marketing                          6,959,750            (863)                        -            6,958,887
       General and administrative                  17,393,093      (1,077,000)                        -           16,316,093
       Restructuring and asset write-off            3,325,000                -                        -            3,325,000
       Settlement and litigation costs              3,199,000                -                        -            3,199,000
                                              ----------------  ---------------   ----------------------    -----------------
              Total operating expenses             42,867,175      (9,479,863)                4,000,000           37,387,312
                                              ----------------  ---------------   ----------------------    -----------------

              Loss from operations                (41,928,592)      9,265,863                (4,000,000)         (36,662,729)
                                              ----------------  ---------------   ----------------------    -----------------

INTEREST EXPENSE                                   (6,993,898)        402,000                 1,019,599           (5,572,299)
                                                                                                        (i)

INTEREST INCOME                                       456,945                                                        456,945

NET LOSS ON TRADING SECURITIES                        (52,272)               -                        -              (52,272)

ASSET WRITE-OFF                                    (9,658,000)               -                        -           (9,658,000)

OTHER INCOME (EXPENSE)                               (193,262)               -                        -             (193,262)
                                              ----------------  ---------------   ----------------------    -----------------

       NET LOSS FROM CONTINUING

                OPERATIONS                      $ (58,369,079)    $ 9,667,863      $         (2,980,401)      $  (51,681,617)
                                              ================  ===============   ======================    =================

BASIC AND DILUTED NET LOSS
         PER COMMON SHARE FROM:

              Continuing Operations                    $(1.79)                                                        $(1.60)
                                              ================                                              =================

WEIGHTED AVERAGE NUMBER OF

    COMMON SHARES OUTSTANDING                      35,105,272                                                     35,105,272
                                              ================                                              =================


               PALOMAR MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                   (UNAUDITED)


                                                       Historical                            Pro Forma
                                                      Consolidated         Star          Other Adjustments       Pro Forma
                                                     ---------------  ----------------  --------------------   ---------------
                                                                            (g)

   REVENUES                                           $ 29,968,108     $ (22,006,599)      $            -       $  7,961,509

   COST OF REVENUES                                     16,870,561        (8,856,776)                   -          8,013,785
                                                     ---------------  ----------------  --------------------   ---------------

          Gross margin                                  13,097,547       (13,149,823)                   -            (52,276)
                                                     ---------------  ----------------  --------------------   ---------------

   OPERATING EXPENSES

          Research and development                        5,653,066       (2,657,435)                    -          2,995,631
          Sales and marketing                                             (9,118,366)                    -          1,350,481
          General and administrative                      6,980,037       (4,273,115)                               2,706,922
                                                     ---------------  ----------------  --------------------   ---------------

                 Total operating expenses                23,101,950      (16,048,916)                    -          7,053,034
                                                     ---------------  ----------------  --------------------   ---------------

                 Loss from operations                  (10,004,403)        2,899,093                     -         (7,105,310)
                                                     ---------------  ----------------  --------------------   ---------------

   INTEREST EXPENSE                                     (1,013,630)          730,000              (142,887) (i)      (426,517)

   OTHER INCOME                                            750,781                 -                     -            750,781
                                                     ---------------  ----------------  --------------------   ---------------

          NET LOSS FROM
              CONTINUING OPERATIONS                   $(10,267,252)     $  3,629,093          $   (142,887)      $ (6,781,046)
                                                     ===============  ================  ====================   ===============

   BASIC AND DILUTED NET LOSS
          PER COMMON SHARE FROM:
                 Continuing Operations                      $(0.19)                                                    $(0.13)
                                                     ===============                                           ===============

   WEIGHTED AVERAGE NUMBER OF
          COMMON SHARES OUTSTANDING                     60,880,311                                                60,880,311
                                                     ===============                                           ===============

             NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                          AS OF SEPTEMBER 30, 1998 AND
          PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR
         THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1998
                                   (Unaudited)

NOTE (1)          PRO FORMA BALANCE SHEET ADJUSTMENTS

         The following pro forma adjustments are required to reflect the anticipated sale of our majority owned subsidiary, Star, to Coherent as of September 30, 1998 (the balance sheet date). Such allocations may be revised to reflect the actual costs of this transaction as of the closing date.

(a)      To eliminate Star's assets, liabilities and equity.

                          OTHER PRO FORMA ADJUSTMENTS                              NET AMOUNT

(b)      To account for Palomar's net cash received from the sale
         of Star to Coherent.                                                     $48,070,092

(c)      To account for the amount due from Coherent for the escrow
         related to the sale of Star.                                              $3,254,908

(d)      To record income taxes due related to the sale of Star.                   $2,500,000

(e)      To eliminate Palomar's intercompany balance due from Star
         and net investment basis of Star.                                         $1,859,049

(f)      To reflect the gain, net of related income taxes, on the
         sale of Star.                                                            $46,965,951

             NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                          AS OF SEPTEMBER 30, 1998 AND
          PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR
         THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1998
                                   (Unaudited)

NOTE (2)          PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS


         The following pro forma adjustments are required to reflect the pro forma consolidated condensed statements of operations as a result of the anticipated sale of our majority owned subsidiary, Star, to Coherent. For purposes of the pro forma statements of operations, it is assumed that the sale of Star and resulting gain of approximately $47 million occurred on December 31, 1996, so that the statement of operations would only include results from continuing operations.


(g) To eliminate the effects of Star's operations on the consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998.


                          OTHER PRO FORMA ADJUSTMENTS                          NET AMOUNT FOR THE PERIOD ENDED
                          ---------------------------                          -------------------------------
                                                                          DECEMBER 31, 1996        SEPTEMBER 30, 1996
                                                                          -----------------        ------------------

(h)       Represents the add back of research and development
          expense  incurred by Palomar and allocated to Star.                $4,000,000                  $--

(i)       To record additional (excess) interest expense based on
          Star's percentage of Palomar's total funding.                       $(142,887)              $(1,019,599)

                       WHERE YOU CAN FIND MORE INFORMATION



         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).



         We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.



         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC in accordance with
Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"):

         -        Annual  Report on Form 10-K for the year  ended  December  31,
                  1997;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         -        Current Report on Form 8-K filed on June 3, 1998;


         - Description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 6, 1992, including the amendment on Form 8 dated December 17, 1992; and



         - All documents filed by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the offering the common stock thereby is stopped (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the SEC).


         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                       Palomar Medical Technologies, Inc.
                               45 Hartwell Avenue
                       Lexington, Massachusetts 02421-3102
                                  (781)676-7300
                          Attention: John J. Ingoldsby
                         (e-mail: jingoldsby@palmed.com)

         You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the selling stockholders (including fees and expenses of counsel for the Registrant), except for any commission or discounts due to any broker or dealer in connection with sales of shares offered by this prospectus.



                    Securities and Exchange Commission Filing Fee                                 $  767
                    Accounting Fees and Expenses                                                   3,000
                    Legal Fees and Expenses                                                        1,000
                    Blue Sky Filing Fees and Expenses                                                500
                    Printing and Mailing Costs                                                       100
                    Transfer Agent Fees                                                              500
                    Miscellaneous                                                                    500
                                                                                      -------------------
                                             Total Expenses                                       $6,367
                                                                                      ===================


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

"To the maximum extent permitted by Section 102(b)(7) of the General Corporation Laws of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article IX of the Company's Bylaws provides indemnification as follows:

INDEMNIFICATION

SECTION 1. ACTIONS, ETC. OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals (but excluding any such action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, executive officer (as hereinafter defined) or advisory council member of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct in question was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the conduct in question was unlawful. As used in this Article IX, an "executive officer" of the Corporation is the president, treasurer, a vice president given the title of executive vice president, or any officer designated as such pursuant to vote of the Board of Directors.

SECTION 2. ACTIONS. ETC. BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including appeals, by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director or executive officer of the Corporation as defined in Section 1 of this Article, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. DETERMINATION OF RIGHT OF INDEMNIFICATION. Any indemnification of a director or officer (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because the director or executive officer has met the applicable standard of conduct as set forth in Sections 1 and 2 hereof. Such a determination shall be reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) (if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or
(iii) by the stockholders.

SECTION 4. INDEMNIFICATION AGAINST EXPENSES OF SUCCESSFUL PARTY. Notwithstanding any other provision of this Article, to the extent that a director or officer of the Corporation has been successful in whole or in part on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against all expenses incurred in connection therewith.

SECTION 5. ADVANCES OF EXPENSES. Expenses incurred by a director or officer in any action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of thereof, if such person shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (ii) (if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board of Directors or such counsel at the time such determination is made, such person has not met the relevant standards set forth for indemnification in
Section 1 or 2, as the case may be.

SECTION 6. RIGHT TO INDEMNIFICATION UPON APPLICATION: PROCEDURE UPON APPLICATION. Any indemnification or advance under Sections 1, 2, 4 or 5 of this Article shall be made promptly, and in any event within ninety days, upon the written request of the person seeking to be indemnified, unless a determination is reasonably and promptly made by the Board of Directors that such person acted in a manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly appoint independent legal counsel to decide whether the person acted in the manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. The right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction, if the Board of Directors or independent legal counsel denies the claim therefor, in whole or in part, or if no disposition of such claim is made within ninety days.

SECTION 7. OTHER RIGHT AND REMEDIES: CONTINUATION OF RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, Vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. All rights to indemnification or advancement under this Article shall be deemed to be in the nature of contractual rights bargained for and enforceable by each director and executive officer as defined in Section 1 of this Article who serves in such capacity at any time while this Article and other relevant provisions of the General Corporation Law of the State of Delaware and other applicable laws, if any, are in effect. All right to indemnification under this Article or advancement of expenses shall continue as to a person who has ceased to be a director or executive officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. No repeal or modification of this Article shall adversely affect any such rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Corporation shall also indemnify any person for attorneys' fees, costs, and expenses in connection with the successful enforcement of such person's rights under this Article.

SECTION 8. OTHER INDEMNITIES. The Board of Directors may, by general vote or by vote pertaining to a specific officer, employee or agent, advisory council member or class thereof, authorize indemnification of the Corporation's employees and agents, in addition to those executive officers and to whatever extent it may determine, which may be in the same manner and to the same extent provided above.

SECTION 9. INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, advisory council member or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

SECTION 10. CONSTITUENT CORPORATIONS. For the purposes of this Article, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

SECTION 11. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, executive officer, advisory council member, and those employees and agents of the Corporation granted indemnification pursuant to Section 3 hereof as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals, and any action by the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.

SECTION 12. OTHER ENTERPRISES. FINES. AND SERVING AT CORPORATION'S REQUEST. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation" as referred to in this Article.

         In addition, the Company maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Company, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS


         The following are filed as part of this registration statement:

         EXHIBIT NO.       DESCRIPTION


            3.1 Second Restated Certificate of Incorporation of the Company (included with Registration Statement on Form S-3 as initially filed on January 11, 1999).

            4.2* By-laws of the Company as amended (incorporated by reference to Exhibit 3.5 to the Company's Report on Form 10KSB/A-4 for the period ending December 31, 1996).

            4.3* Specimen certificate for the Common Stock (incorporated by reference to Exhibit No. 4.1 of the Company's Annual Report on Form 10-KSB/A-4 for the fiscal year ending December 31, 1996).

            4.4 Form of Securities Purchase Agreement (included with Registration Statement on Form S-3 as initially filed on January 11, 1999).

            4.5* Form of warrant to purchase common stock (incorporated by reference to Exhibit 4(b) of the Company's Form S-3 Registration Statement No. 333-57261).

            5 Opinion of General Counsel of Palomar regarding legality of shares registered hereunder (inlcuded with Registration Statement on Form S-3 as initially filed on January 11, 1999).

            23.1 Consent of Arthur Andersen LLP, independent public accountants.

            23.2        Consent of  General  Counsel  of  Palomar  (included  in
                        Exhibit 5) (included with Registration Statement on Form S-3 as initially filed on January 11, 1999).

*           Previously filed.

ITEM 17. UNDERTAKINGS

(a)      We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in this registration statement above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on January 21, 1999.

                                              PALOMAR MEDICAL TECHNOLOGIES, INC.



                                              By: /S/ LOUIS P. VALENTE
                                              ----------------------------------
                                              Louis P. Valente,
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.



             SIGNATURE                          TITLE                                     DATE

/s/  Louis P. Valente             Chairman of the Board                             January 21, 1999
------------------------------    President and Chief Executive
     Louis P. Valente             Officer (Chief Executive Officer)



/s/  Joseph P. Caruso             Chief  Financial Officer and Treasurer            January 21, 1999
------------------------------    (Principal Financial and Accounting
     Joseph P. Caruso              Officer)


/s/  Nicholas P. Economou         Director                                          January 21, 1999
------------------------------
     Nicholas P. Economou


/s/ A. Neil Pappalardo            Director                                          January 21, 1999
------------------------------
    A. Neil Pappalardo


/s/ James G. Martin               Director                                          January 21, 1999
------------------------------
    James G. Martin